Exhibit 10.1

BAXANO SURGICAL, INC.

TERMS OF 2014 RESTRICTED STOCK UNIT (RSU) RETENTION PROGRAM

Goals:

• Provide a collective retention plan via the use of RSUs for all key managers and individual contributors given underwater status of almost all outstanding stock options

• Focus on near-term performance in addition to retention in order to minimize risk of losing key talent

Pool of Available Shares Underlying RSUs:	3,055,997 shares to be issued pursuant to the 2007 Stock Incentive Plan
Eligible Employees:	All executives and management and key individual contributors, as determined by the CEO with input from his executive team and as approved by the Compensation Committee
Award Amount:	A number of stock-settled RSUs reflecting 1x current salary at target value of $3.00 per share of common stock (i.e., current salary/$3.00), rounded up or down to the nearest whole RSU
Basis of Award Vesting:	• 75% time-based, rounded up to the nearest whole RSU • 25% performance-based, rounded down to the nearest whole RSU
Time-based Award Vesting:	• 25% vests on first anniversary of grant date, rounded up or down to the nearest whole RSU • 37.5% vests on second and third anniversaries of grant date, rounded up or down to the nearest whole RSU
Performance-based Award Vesting:	100% vests upon the achievement of a 30% increase in company revenue year-over-year for two successive quarters by the end of fiscal 2016
Grant date:	The date on which the Compensation Committee approves the RSU awards